Exhibit 5.2

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com
FIRM / AFFILIATE OFFICES
May 20, 2014	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Spirit Realty Capital, Inc.

16767 North Perimeter Drive, Suite 210

Scottsdale, Arizona 85260

Re:	Registration Statement No. 333-192237 on Form S-3; $402,500,000 aggregate principal amount of 2.875% Convertible Senior Notes due 2019 and $345,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special counsel to Spirit Realty Capital, Inc., a Maryland corporation (the “Company”), in connection with the issuance of $402,500,000 aggregate principal amount of the Company’s 2.875% Convertible Senior Notes due 2019 (the “2019 Notes”) and $345,000,000 aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2021 (the “2021 Notes” and together with the 2019 Notes, the “Notes”), pursuant to an indenture dated May 20, 2014 (the “Base Indenture”) between the Company and Wilmington Trust, National Association, as trustee, a first supplemental indenture dated May 20, 2014 with respect to the 2019 Notes (the “First Supplemental Indenture” and, together with the Base Indenture, the “2019 Notes Indenture”), a second supplemental indenture dated May 20, 2014 with respect to the 2021 Notes (the “Second Supplemental Indenture” and, together with the Base Indenture, the “2021 Notes Indenture”), a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the Commission”) on November 8, 2013 (Registration No. 333-192237) and amended by a post-effective amendment on May 13, 2014 (as so filed and as amended, the “Registration Statement”), a base prospectus dated May 13, 2014 (the “Base Prospectus”), a prospectus supplement dated May 14, 2014 (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement dated May 14, 2014 (the “Underwriting Agreement”) by and among the Company, Spirit Realty, L.P., a Delaware limited partnership, and Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to

May 20, 2014

the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the enforceability of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The 2019 Notes, when duly executed, issued and authenticated in accordance with the terms of the 2019 Notes Indenture and delivered to and paid for in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The 2021 Notes, when duly executed, issued and authenticated in accordance with the terms of the 2021 Notes Indenture and delivered to and paid for in accordance with the terms of the Underwriting Agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (d) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (e) advance waivers of claims, defenses, rights granted by law (including the waiver of rights or defenses contained in Section 4.4 of the Base Indenture), or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to

May 20, 2014

assignment or transfer of any right or property and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (i) that the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the 2019 Notes and 2021 Notes (collectively, the “Operative Documents”) have been duly authorized by the parties thereto, (ii) that the Operative Documents have been duly executed and delivered by the parties thereto, (iii) that the Operative Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (iv) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 20, 2014 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP